FOR IMMEDIATE RELEASE

ALL AMERICAN PET COMPANY, INC., ANNOUNCES US$1 MILLION CONVERTIBLE REVOLVING PROMISSORY NOTE FROM THE COMPANY’S FOUNDERS

Century City, Calif. – (Marketwire - March 8 , 2012) – All American Pet Company, Inc., (AAPT:PK), today welcomes the announcement by Lisa Bershan & Barry Schwartz (the “Founders) that in order to strengthen the Company’s financial position, they have executed a US$1 million convertible revolving promissory note (the “Note”) with the Company.  The Note will accrue interest at a fixed rate equal to Ten (10%) percent per annum, and may be converted into the Company’s common stock at today’s fair market value, at any time before March 6, 2013, at the lender’s option.  Proceeds from the Note will be used for general working capital.

Additionally, All American Pet Company Sales and Marketing Team attended the 2012 Global Pet Expo in Orlando Florida from February 28th to March 2nd where the company introduced its newest innovation; PAWTIZER™.  The reception after reviewing the uniqueness of the Antibacterial Paw Wipes was phenomenal.  Both independent pet product retailers and the distributors servicing the ever-growing pet industry are currently sampling the 8oz spray, 45 count and 100 count wipes.  Lisa Bershan, President of All American stated: “Without hesitation, everyone understood that there are as many germs on paws as there are on hands, and alcohol free PAWTIZER which kills 99.9% of bacteria and germs on dogs paws, is the solution to protect family and friends.”

About All American Pet Company, Inc.
Headquartered in Century City, Calif., All American Pet Company, Inc. (AAPT:PK) produces, markets, and sells super premium dog food under the brand names Grrr-nola® Natural Dog Food and Bow Wow Breakfast Food For Dogs® along with a full line of super-premium nutritional dog food bars that offer a full 8 ounce meal serving in a 4 ounce bar that is portable, convenient, natural and healthy.  The Company also intends to add vitamin+mineral supplements, electrolytes, and rehydration products to further their commitment to providing wellness products that address quality of life issues by addressing serious health conditions specific to dogs that have become extended family members.

    For more information on the company, visit www.allamericanpetcompany.com.

Forward-Looking Statement: Statements such as any perceived benefit from "strengthening the Company’s financial position" involve risks and uncertainties, including, but not limited to the superiority of our products, and any other difficulties related to risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Corporate Office:
Lisa Bershan
President
310-432-9032

Investors Relations:
Ericg@aapbrands.com
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